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                                                                      Exhibit 13
                              OPUS INVESTMENT TRUST
                    FORM OF PLAN OF DISTRIBUTION AND SERVICE

          WHEREAS, Opus Investment Trust, a business trust organized and existing under the laws of The Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trust currently offers shares of beneficial interest ("Shares") in the series listed on Exhibit A attached hereto (each, a "Series"); and

          WHEREAS, the Trust may enter into agreements with third parties, such as Opus Investment Management, Inc. (the "Adviser"), VeraVest Investments, Inc. (the "Distributor"), sales representatives or broker-dealers or banks that assist in the sale of the Trust's shares or that provide shareholder support services (each a "Third Party"); and

          WHEREAS the Trust desires to adopt this Plan of Distribution and Service (the "Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Shares of each Series and of such other Series as may hereafter be designated by the Trust's board of trustees (the "Trustees") and have Shares established.

          NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act.

Section 1.  Distribution and Shareholder Servicing Fee.
            ------------------------------------------
Class I Shares

          The Class I Shares of the Trust will not make separate payments as a result of this Plan to the Adviser, Distributor or any other party, it being recognized that the Trust will pay investment management fee to the Adviser. To the extent that any payments made by the Trust to the Adviser, including payment of investment management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the Trust within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

Class R Shares

          The Trust, on behalf of each Series, is authorized to pay a fee (the "Distribution and Shareholder Servicing Fee") to a Third Party at an annual rate of 0.25 percent of the average daily net assets of the Shares of each Series. Subject to such restriction and subject to the provisions of Section 10 hereof, the Distribution and Shareholder Servicing Fee shall be as approved from time to time by (a) the Trustees and (b) the Independent Trustees. The Trust is not obligated to pay any distribution expense in excess of the Distribution and Shareholder Servicing Fee described in this Section 1. The Distribution and Shareholder Servicing Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine. If at any time this Plan shall not be in effect with respect to all Shares of all Series, the Distribution and Shareholder Servicing Fee shall be computed on the basis of the net assets of the Shares of those Series for which the Plan is in effect. To the extent that any payments made by the Trust to the Adviser, including payment of investment management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the Trust within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

Section 2.  Expenses Covered by the Plan.
            ----------------------------

     Some or all of the Distribution and Shareholder Servicing Fee paid to a Third Party may be spent on any activities or expenses primarily intended to result in the sale of Shares, including but not limited to the following:

          (a) compensation to and expenses of employees, including overhead expenses, who engage in the sale or distribution of Shares;

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          (b)  printing and mailing of prospectuses, statements of additional information and reports for prospective owners and purchasers of Shares;

          (c) compensation to financial intermediaries and broker-dealers, including without limitation trail commissions or other commissions, to pay or reimburse them for their services or expenses in connection with the distribution of Shares;

          (d) expenses relating to the development, preparation, printing and mailing of Trust advertisements, sales literature and other promotional materials describing and/or relating to the Trust;

          (e) expenses of holding seminars and sales meetings designed to promote the sale or distribution of Shares;

          (f) expenses of obtaining information and providing explanations to shareholders regarding Trust investment objectives and policies and other information about the Trust and/or its Series, including the performance of the Series;

          (g) expenses of training sales personnel regarding Shares of the Trust and/or its Series;

          (h) expenses of compensating sales personnel regarding Shares of the Trust and/or its Series;

          (i) expenses of providing personal services and maintenance or retention of Trust accounts; and

          (j) financing any other activity that the Trustees determine is primarily intended to result in the sale of Shares.

Section 3.  Payments by Investment Adviser.
            ------------------------------

          Each of the Trust's Adviser and underwriter may, with respect to the Shares of any Series, make payments from its own resources for the purposes described in Section 2. It is recognized that the Adviser may use its investment management fee revenues as well as past profits or its resources from any other source, to make payments to the Distributor or other Third Parties with respect to any expenses incurred in connection with the distribution of shares, including the activities referred to in Section 2.

Section 4.  Waiver or Reimbursement of Expenses.
            -----------------------------------

          Expenses may be waived or reimbursed by any adviser, principal underwriter, or other provider of services to the Trust without the prior approval of the Trust's Trustees.

Section 5.  Approval by Shareholders.
            ------------------------

          This Plan shall not take effect with respect to any Series until it has been approved by a vote of the majority of the outstanding voting securities of such Series. If adopted with respect to Shares of a Series after any public offering of those Shares, this Plan shall not take effect with respect to those Shares unless it has first been approved by a vote of a majority of the outstanding voting securities of that Series.

Section 6.  Approval by Trustees.
            ---------------------

          This Plan shall not take effect until it has been approved by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees, and (b) the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

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Section 7.  Continuance of the Plan.
            -----------------------

          After approval as set forth in Section 5 (as applicable) and Section 6, this Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 6.

Section 8.  Written Reports.
            ----------------

          Any person authorized to direct the disposition of monies paid or payable by the Trust on behalf of any Series, pursuant to this Plan or any related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 9.  Termination.
            -----------

          This Plan may be terminated at any time with respect to the Shares of any Series by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Series.

Section 10. Related Agreements.
            -------------------

          All agreements with any person relating to implementation of this Plan with respect to Shares of any Series shall be in writing, and any agreement related to this Plan with respect to any such Shares shall provide:

          (a) that such agreement shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 6;

          (b) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of such Series, or by any other party to the agreement, upon not more than 60 days' written notice to any other party to the agreement; and

          (c) that such agreement shall terminate automatically in the event of its assignment.

Section 11. Amendments.
            ----------

          This Plan may not be amended to increase materially the amount of the Distribution and Shareholder Servicing Fee permitted to be paid by the Trust on behalf of a Series pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding voting securities of such Series, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 6.

Section 12. Selection of Independent Trustees and Independent Legal Counsel.
            ----------------------------------------------------------------

          While this Plan is in effect, the selection and nomination of the Independent Trustees will be committed to the discretion of the Independent Trustees; and any person who acts as legal counsel for the Independent Trustees shall be an "independent legal counsel" within the meaning of the 1940 Act and rules and regulations thereunder.

Section 13. Definitions.
            ------------

          As used in this Plan, (a) an "Independent Trustee" shall mean each Trustee of the Trust who is not an interested person of the Trust, and who has no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment," "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions or interpretations as may be granted or issued by the Securities and Exchange Commission.

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Section 14. Preservation of Materials.
            --------------------------

          The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 15. Limitation of Liability.
            ------------------------

          The Trustees and the shareholders of each Series shall not be liable for any obligations of the Trust or any Series under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Series in settlement of such right or claim, and not to such Trustees or shareholders.

          A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. It is acknowledged that the obligations of or arising out of this Plan are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. It is further acknowledged that the assets and liabilities of each Series are separate and distinct and that the obligations of or arising out of this Plan are binding solely upon the assets or property of the Series on whose behalf the Trust has adopted this Plan. It is also acknowledged that the obligations of each Series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and no Series shall be responsible for the obligations of another Series.

          Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust or By-laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the responsibility for and control of the conduct of the affairs of a Series.

Section 16. Governing Law.
            --------------

          This Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

Section 17. Severability.
            -------------

          If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby. The provisions of this Plan are severable with respect to each class of shares offered by a Series and with respect to each Series.

Adopted as of ______________, 2004

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IN WITNESS WHEREOF, the Trust has adopted this Plan of Distribution and Service pursuant to Rule 12b-1 under the 1940 Act as of the date set forth below.

Date:  ______________, 2004

                                        OPUS INVESTMENT TRUST


                                        ----------------------------------------
                                        By:
                                        Title:


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                                    EXHIBIT A


Opus Cash Reserves


Effective ______________, 2004


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